Exhibit 99.2
June 6, 2008
Board of Directors
Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Horsepower Holdings, Inc. (Registration No. 333-150895), filed June 9, 2008
Dear Gentlemen:
Reference is made to our opinion letter, dated April 20, 2008, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $.01 per share, of Basic Energy Services, Inc., a Delaware corporation (“Basic”), of the merger consideration to be received by such holders pursuant to the Agreement and Plan of Merger, dated April 20, 2008, among Basic, Horsepower Holdings, Inc., a Delaware corporation, and Grey Wolf, Inc., a Texas corporation.
The foregoing opinion letter was provided for the information and assistance of the board of directors of Basic in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Basic has determined to include our opinion in the above referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of Basic’s Financial Advisors—Tudor, Pickering, Holt & Co. Securities, Inc.”, “The Mergers—Background of the Mergers”, “The Mergers—Basic’s Reasons for the Mergers and Recommendation of Basic’s Board of Directors” and “The Mergers—Opinions of Basic’s Financial Advisors—Tudor, Pickering, Holt & Co. Securities, Inc.”, and to the inclusion of the foregoing opinion as an annex to the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.
By:	/s/ Lance Gilliland
	Name:	Lance Gilliland
	Title:	Managing Director